License Agreement
This License Agreement (“Agreement”) is entered into as of this 30th day of June, 2004 (the “Effective Date”) by and between Blanchard Education, LLC, a California Limited Liability Corporation, including all of its offices, divisions, successors and assigns (“Blanchard Education”), having its principal offices at 125 State Place, Escondido, California and Significant Education, LLC, a Delaware Limited Liability Company, including all of its offices, divisions, successors and assigns (“Significant Education”) having its principal offices at 3300 West Camelback Road, Phoenix, Arizona. Within this Agreement Blanchard Education and Significant Education may be referred to individually as a “Party” or collectively as the “Parties”.
RECITALS
WHEREAS, Blanchard Education and Significant Education have agreed to the terms of a relationship, and these terms were initially established and set forth in a Letter of Intent (“Letter of Intent”) entered into by the Parties dated May 7, 2004; and
WHEREAS, the Letter of Intent called upon the Parties to enter into a mutually acceptable license agreement setting forth all the terms and conditions attached to the issuance of a license to Significant Education by Blanchard Education; and
WHEREAS, this Agreement now sets forth those terms and conditions.
NOW, THEREFORE, in considerations for the mutual promises contained here, and for other good and valuable consideration, the Parties agree as follows:
AGREEMENT
1.	LICENSEE INFORMATION.
•	Licensee: Significant Education, LLC

•	Address: 3300 West Camelback Road, Phoenix, Arizona 85017

•	Contact Persons: Charles Preston and Linda Rawles

•	Phone Number: 602.388.3814 and 602.589.2063

•	Email Address: cpreston@220partners.com; lrawles@gcu.edu
2.	LICENSOR INFORMATION.
•	Licensor: Blanchard Education, LLC

•	Address: 125 State Place, Escondido, California 92029

•	Contact Person: Tom McKee

•	Phone Number: 800-728-6000

•	Email Address: tom.mckee@kenblanchard.com
3.	CONTROLING INTEREST.
It has been established, and the Parties do acknowledge, that Significant Education holds and controls all right and interest to and in the educational institution known as Grand Canyon University (“GCU”), and unless specifically set forth as otherwise, all those rights granted or awarded to Significant Education hereunder shall be understood to be similarly awarded to GCU.

4.	LICENSED RIGHTS.
Subject to and in consideration of the terms and conditions of this Agreement, Blanchard Education does hereby grant Significant Education the right to name GCU’s College of Business, “The Ken Blanchard College of Business”. This grant of rights also includes the right of Significant Education and GCU to use the name “Ken Blanchard” to establish and promote the relationship between the Parties, and to establish and promote the relationship between Ken Blanchard, Significant Education, and GCU. Ken Blanchard’s name may also be used to advertise and promote The Ken Blanchard School of Business by Significant Education and GCU. Blanchard Education will promote the relationship between Ken Blanchard, Significant Education, and GCU as well as The Ken Blanchard School of Business, including a prominent presence for GCU and The Ken Blanchard School of Business and links to GCU and The Ken Blanchard School of Business on the website www.kenblanchard.com and other websites maintained by Ken Blanchard or entities controlled by Ken Blanchard.
5.	ADDITIONAL SUBSEQUENT LICENSE.
Following the execution of this Agreement, and sometime before June 1, 2005, the Parties acknowledge that Significant Education will enter into a separate and subsequent license agreement with the Ken Blanchard Companies (“Blanchard Companies”), and this agreement (the “Blanchard Companies Agreement”) will grant Significant Education the right to use certain specifically-identified Blanchard Companies owned intellectual property (“Blanchard Intellectual Property”) to develop various business courses that will be offered by GCU through The Ken Blanchard College of Business. It is necessary to make mention of the Blanchard Companies Agreement herein, as the Parties agree that the continuance of this Agreement shall be dependent upon the completion, execution, and continuance of the Blanchard Companies Agreement, and this condition is further established in Section 12, “Termination of Agreement”.
6.	EXCLUSIVITY OF LICENSE.
The Parties agree that this Agreement, the rights it grants to Significant Education, and the application of these rights by Significant Education shall be mutually exclusive. For clarification, this mutual exclusivity means that Blanchard Education (or the Blanchard Companies) will not enter into a similar licensing arrangement for the creation of another college or graduate level business school where this license includes the use of the names Blanchard or Ken Blanchard, and Significant Education (and GCU) agrees that The Ken Blanchard College of Business will be the only business-curriculum-based school existing under or within GCU.
7.	CONTINUENCE OF EXCLUSIVITY.
Notwithstanding Section 6, “Exclusivity of License” the exclusive nature of this Agreement shall continue for its entire term if the total payments to Blanchard Education under this Agreement and to the Blanchard Companies under the Blanchard Companies Agreement by Significant Education reaches or exceeds one million dollars ($1,000,000) by December 31, 2007. If this payment threshold is not met, both aforementioned agreements will become non-exclusive, and the Parties will agree to meet and discuss their respective support for continuing the relationship and their respective obligations to one another.
8.	APPLICATION OF RIGHTS.
Significant Education is solely responsible for the utilization and application of those rights which it secures under this Agreement; however, any use of the name Blanchard or Ken Blanchard by Significant Education beyond that use set forth herein may be viewed as a material breach of this Agreement by Significant Education, and could subject this Agreement and the rights granted hereunder to immediate termination.

9.	APPROVAL OF USE.
Although this Agreement does not require that Blanchard Education approve each and every use of the names Blanchard and/or Ken Blanchard by Significant Education and/or GCU, Significant Education will use its best reasonable efforts to provide Blanchard Education with examples of all such use, and will consult with Blanchard Education regarding any use which creates or causes an objection from Blanchard Education.
10.	LIMITATIONS TO LICENSE.
Nothing contained or construed to be contained in this Agreement shall constitute the grant by Blanchard Education of any right by way of license or otherwise to Significant Education to use any trademark, trade name, or other intellectual property asset of Blanchard Education for any purpose not expressly set forth herein. Furthermore, Significant Education may not license, sublicense, award, grant, sell, or give to any individual or entity who is not a party to this Agreement the right to use the names Blanchard or Ken Blanchard without the expressed written consent of Blanchard Education.
11.	TERM OF LICENSE.
Unless terminated by either Party for reasons as set forth in Section 12, “Termination of Agreement”, this Agreement shall become effective on the Effective date and shall have an initial term (“Initial Term”) of five (5) years, with a subsequent term (“Subsequent Term”) of five (5) years that will automatically come into effect unless either Party establishes in writing their opposition to such Subsequent Term within six (6) months of the expiration date of the Initial Term.
12.	TERMINATION OF AGREEMENT.
This Agreement may only be terminated by either Party due to a material breach of this Agreement by one or the other Party; or in the event that Significant Education (i) makes a general assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy or for reorganization or arrangement under the bankruptcy laws, (iii) if a petition for bankruptcy is filed against Significant Education, (iv) if a receiver or trustee is appointed for all or any part of the property or assets of Significant Education, (v) upon the occurrence of a senior secured creditor sale upon the assets of Significant Education, (vi) if Significant Education is generally unable to pay its debts as they come due in the ordinary course of business, or (vii) is unable to pay Blanchard Education those monies owed hereunder. Notwithstanding, this Agreement will immediately terminate if the Blanchard Agreement expires and is not renewed, or is terminated for any cause or reason.
13.	NOTICE OF BREACH.
If either Party believes a material breach of this Agreement has occurred, that Party shall immediately notify the breaching Party in writing. Once the claimed breach is known to both Parties, every effort will be made to rectify and cure said breach. The breaching Party will have thirty (30) days following receipt of written notice to cure said breach to the other Party’s satisfaction. If the breach can be cured, this Agreement will survive and remain in full force and effect. If a breach cannot be cured, and all attempts to do so fail, this License and the rights granted hereunder immediately cease.
14.	EFFECTS OF TERMINATION.
Upon the termination of this Agreement, all rights granted hereunder to Significant Education shall revert to Blanchard Education and Significant Education shall immediately initiate a plan to end its use of the name Blanchard and/or Ken Blanchard in association with the activities of Significant Education and/or GCU. Within six (6) months following the termination of this Agreement, all use of the names Blanchard and/or Ken Blanchard by Significant Education and/or GCU will have ceased, and the Parties will make no further claims to or of a relationship between them.

15.	SURVIVIAL OF RIGHTS, DUTIES, AND OBLIGATIONS.
The termination or expiration of this Agreement for any reason shall not release either Party from any Liability which at the time of termination or expiration has already accrued to the other Party, or which thereafter may accrue in respect of any act or omission prior to termination or expiration, or from any obligation which is expressly stated to survive termination or expiration.
16.	DISPUTE RESOLUTION.
The Parties will make every effort to quickly address and resolve any dispute that may arise that would not be seen as a material breach of this Agreement. If after the investment of a reasonable amount of time by both Parties, such dispute cannot be resolved to both Parties’ satisfaction, the Parties will agree to submit such dispute to mediation.
17.	LICENSE FEES.
In consideration for the rights granted Significant Education hereunder, including the right of GCU to name its College of Business the The Ken Blanchard College of Business, Significant Education will agree to pay Blanchard Education a royalty on all net tuition (“Tuition Royalty”) (with “net tuition” defined as gross tuition less tuition credits and refunds) received by GCU as follows:
•	Five percent (5%) on the net tuition received from 300 level and above Business Courses offered by or though the Ken Blanchard College of Business while this Agreement is in effect. To avoid any possibility of a misunderstanding between the Parties, “Business Courses” includes Accounting, Business, Finance, Management, and Marketing courses, but excludes all Computer Information Systems Classes or Courses.
18.	MEMBERSHIP INTERESTS IN SIGNIFICANT EDUCATION
In addition to the above Tuition Royalty, Blanchard Education shall be entitled to receive the following membership interest in Significant Education in the future, (with the understanding that Significant Education holds and controls all the assets of GCU and that this membership interest would be seen and treated as ownership interest upon the sale of either Significant Education or GCU, a public offering of both or either entity, or any other liquidity event). It is understood that Blanchard Education may receive an aggregate of 5.26 Units in the Company, which, if issued at the time of this Agreement, would represent 5% of the outstanding Units of Significant Education, LLC. The parties agree that such Units are being issued in exchange for the property rights being granted to Significant Education hereunder in a manner that qualifies as a tax-free exchange of property for units pursuant to Section 721 of the Internal Revenue Code. Blanchard Education shall be entitled to receive such Units based on the schedule below when the combined total student enrollment in the business school exceeds the identified number at any given time while this Agreement is in effect, and that any Units so issued will not thereafter be lowered if total enrollment drops below the triggering threshold.
•	1.052 Units will be issued upon reaching two thousand (2000) students

•	an additional 1.052 Units will be issued upon reaching five thousand (5000) students

•	an additional 1.052 Units will be issued upon reaching ten thousand (10,000) students

•	an additional 1.052 Units will be issued upon reaching seventeen thousand five hundred (17,500) students

•	an additional 1.052 Units will be issued upon reaching twenty five thousand (25,000) students
Blanchard Education shall receive quarterly reports identifying the total number of students enrolled in courses offered by The Ken Blanchard College of Business. It is also understood that the student thresholds above include all branch or satellite campus locations. It is also understood that Blanchard Education’s percentage ownership of Significant Education upon the issuance of any of such Units is subject to pro-rata dilution from the date hereof, consistent with the other members of Significant Education; provided, however, that Blanchard Education’s percentage ownership shall not be diluted by more than 40% without the consent of Blanchard Education, which consent will not be unreasonably withheld. In the event that Blanchard Education does not consent to the dilution as described herein, Significant Education will nevertheless be entitled to pursue the dilutive transaction and dilute Blanchard Education (in addition to the other diluted members). If such dilution occurs without the consent of Blanchard Education, (i) Blanchard Education shall have the right with written notice to withdraw from Significant Education all further rights to use the name Ken Blanchard as allowed hereunder, and (ii) the loss of such rights shall not effect or in any way impact the obligation of Significant Education to award Blanchard Education the Units set forth by this Section 18. It is also understood that if Significant Education needs additional capital contributions, that Significant Education will first request that such capital contributions be made by Blanchard Education in proportion to its then percentage interest in Significant Education, assuming that the Units issuable to Blanchard Education were issued at such time, in order to allow Blanchard Education to maintain such percentage ownership consistent with the other members of Significant Education. The number of Units issuable to Blanchard Education shall be adjusted to reflect any splits or similar adjustments in the number of units in the Company. Upon receiving any Units, Blanchard Education shall execute a joinders’ agreement to the Operating Agreement of the Company then in effect.
19.	PAYMENT OF TUITION ROYALTY.
Significant Education shall pay Blanchard Education the Tuition Royalty within forty-five (45) days following that calendar quarter where the tuition is received by GCU that generates the Tuition Royalty obligation to Blanchard Education.
20.	TAX RESPONSIBILITY.
It is understood that the Parties are each separately and solely responsible for any appropriate tax liability attached to those rights obtained, or to monies earned or received hereunder.
21.	RIGHT TO AUDIT.
With reasonable notice, Blanchard shall have the right to audit the enrollment records of GCU for the sole purpose of determining the accuracy of the Tuition Royalty payments by Significant Education hereunder. Blanchard Education shall bear those costs which it may incur in conducting such audits, unless the result of such audit results in additional Tuition Royalties due Blanchard Education exceeding Five Thousand Dollars ($5,000.00). In such case, Significant Education will reimburse Blanchard Education its reasonable and documented audit costs.
22.	INDEMNIFICATION.
Blanchard agrees to defend, indemnify, and hold Significant Education and GCU harmless from loss, claims, or damage to Significant Education or GCU, including attorney’s fees, arising out of any legal action or suit based on any claim that the use of the name Blanchard or Ken Blanchard by Significant Education or GCU violates the intellectual property rights of any third party.
23.	TITLE.
Nothing about this Agreement or license should be seen as awarding Significant Education or GCU ownership or title to the name Blanchard or Ken Blanchard.
24.	WARRANTY.
Blanchard Education warrants that it has the right to enter into this Agreement and sufficient rights to the names Blanchard and Ken Blanchard to make the grants and commitments made in this Agreement.

25.	NOTICES.
Any notice, consent, demand or request required or permitted by this Agreement shall be in writing, shall be effective upon receipt, and shall be transmitted by personal delivery, U.S. mail or national courier service (Federal Express, UPS), facsimile transmission if receipt is confirmed, or by email upon confirmation of both delivery and opening and with a hard copy sent by U.S. Mail to the Parties at the address first set forth herein.
26.	CONFIDENTIALITY.
The rights conveyed by this Agreement and its contents shall be regarded as confidential and shall not be disclosed to any third party. The Parties also agree to keep confidential all information shared between the Parties related to the Parties’ primary business activities, and this information includes but is not limited to financial information, client lists, student lists, and other GCU enrollment information.
27.	RELATIONSHIP OF THE PARTIES.
Nothing in this Agreement shall be deemed to constitute, create, give effect to or otherwise recognize a franchise, partnership, joint venture, or formal business entity of any kind and the rights and obligations of the Parties shall be limited to those expressly set forth herein.
28.	NON-EXCLUSIVE REMEDIES.
The remedies provided for in this Agreement are non-exclusive and are in addition to each other and to any other remedy available elsewhere in this Agreement or available generally at law or in equity.
29.	SEVERABILITY.
If a court of competent jurisdiction should find any term or provision of this Agreement to be unenforceable and invalid, then such term or provision shall be severed from this Agreement, and the remainder of this Agreement shall continue in full force and effect.
30.	ASSIGNMENT.
Neither Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party.
31.	WAIVER.
The waiver by either of the Parties of any breach or failure to enforce any of the terms and conditions of this Agreement at any time shall not in any way affect, limit or waive either Party’s rights thereafter to enforce and compel strict compliance with every term and condition of this Agreement.
32.	HEADINGS.
The headings in this Agreement are for convenience only and do not in any way limit or amplify the terms or conditions of this Agreement.
33.	NO BENEFIT TO OTHERS.
The provisions set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and assigns, and they shall not be construed as conferring any rights on any other persons.

34.	FORCE MAJEURE.
Neither Party shall be in default or in breach of this Agreement for any failure or delay up to forty-five (45) days, when this delay is caused by an act of God, war, embargo civil disturbance, strike, or other occurrence beyond the Parties’ control.
35.	ENTIRE AGREEMENT.
This Agreement contains the full and complete agreement between the Parties related to the subject matter herein. This Agreement may not be supplemented, modified or amended except by a written instrument signed by a duly authorized representative or officer of Significant Education and Blanchard Education.
36.	GOVERNING LAW AND JURISDICTION.
This Agreement and the rights and duties of the Parties hereunder shall be determined by the internal substantive laws of the State of Arizona. The state courts of Arizona shall have personal and subject matter jurisdiction over, and the Parties each hereby submit to the venue of such courts with respect to any disputes arising out of this Agreement and all objections to such jurisdiction and venue are hereby waived.
37.	COUNTERPARTS.
This Agreement may be executed in one or more counterpart copies, each of which shall be deemed an original and all of which shall together be deemed to constitute one agreement.
IN WITNESS WHEREOF, the Parties duly authorized representatives identified below and the have agreed to the terms and conditions established by this Agreement as of the date first set forth above.

For: BLANCHARD EDUCATION, LLC		For: SIGNIFICANT EDUCATION, LLC

By:	/s/ Tom McKee	By:	/s/ Brent Richardson

	Tom McKee, Managing Director		Brent Richardson, CEO

Date:	June 30, 2004	Date:	June 30, 2004

By the signature below, Ken Blanchard hereby acknowledges and consents to this Agreement and the use of the name Ken Blanchard under the terms herein.
/s/ Ken Blanchard

Ken Blanchard